Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Company Contact:

Scott Dawson

sdawson@amcc.com

(858) 535-4217

FOR IMMEDIATE RELEASE

July 5, 2007

APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES PRELIMINARY

FIRST QUARTER FISCAL 2008 REVENUE RESULTS

- SCHEDULES CONFERENCE CALL FOR July 6th AT 5:30 am PACIFIC TIME / 8:30 am EASTERN TIME

SUNNYVALE—July 5, 2007—Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that based on preliminary financial information the Company expects to report net revenues of approximately $50 million for the quarter ended June 30, 2007, down approximately 29% compared to the quarter ended March 31, 2007. The Company had previously provided guidance for first quarter revenues to be approximately $59.6 million.

Kambiz Hooshmand, AMCC’s president and CEO, said, “The shortfall in the first quarter revenues is the result of continued weakness in the Telcom market space, weaker than anticipated processor sales due to delayed new product ramps and continued inventory corrections.”

The Company estimates that first quarter revenues declined in all business lines except Storage and that sales to distributors were down nearly 28% sequentially. Storage revenues grew as anticipated. These first quarter results are preliminary and thus are subject to the Company’s management and independent registered public accounting firm completing their quarterly review procedures.

Based upon a book to bill ratio of 1.14x in the first quarter, the Company now expects revenues to rebound in the September quarter, with revenues to be in the $55 million to $60 million range. The Company also expects continued growth in subsequent quarters through the remainder of the fiscal year ending March 31, 2008. The Company, by fiscal year-end 2008, plans to reduce its quarterly operating expenses by approximately 10% from the fourth quarter fiscal year 2007 run rate, while maintaining investments in its focused growth initiatives.

July 6th Conference Call On Revenues

AMCC will conduct a conference call with analysts and investors tomorrow beginning at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time. The conference call will be webcast from the investor relations section of the Company’s web site. To listen to the webcast, please visit the investor relations section of the AMCC website at http://www.amcc.com.

To listen to the conference call by telephone dial 913-981-5581 approximately ten minutes before the start time. A telephone playback of the call will be available starting approximately one hour after the completion of the call and can be accessed by dialing 719-457-0820 and using the access code 7903464.

July 25th Full Earnings Call

AMCC will issue a news release announcing the Company’s first quarter fiscal 2008 results after the close of the market on July 25, 2007. The text of the press release will also be available on AMCC’s web site at http://www.amcc.com. AMCC will conduct a conference call with analysts and investors following the release.

The conference call will be webcast from the investor relations section of the Company’s web site beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on July 25, 2007. To listen to the webcast, or to view the press release or the financial or other statistical information required by SEC Regulation G, please visit the investor relations section of the AMCC website at http://www.amcc.com.

To listen to the conference call by telephone dial 913-312-1302 approximately ten minutes before the start time. A telephone playback of the call will be available starting approximately one hour after the completion of the call and can be accessed by dialing 719-457-0820 and using the access code 3482534.

About AMCC

AMCC is a global leader in network and embedded PowerPC® processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

This news release contains forward-looking statements, including statements concerning the Company’s anticipated revenues for the quarter ending September 30, 2007, and the company’s expected quarterly expenses for fiscal year 2008, that reflect the Company’s current view with respect to future events and financial performance. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company’s products, the businesses of the Company’s major customers, reductions, rescheduling or cancellation of orders by the Company’s customers, successful and timely development of products, market acceptance of new products, and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to reuse or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.

This news release also contains statements concerning the Company’s preliminary results for the quarter ended June 30, 2007, which are subject to change following the completion of certain review procedures. You are also cautioned not to place undue reliance on these statements, which speak only as of the date of this press release.

AMCC is a registered trademark of Applied Micro Circuits Corporation. The PowerPC name and logo are registered trademarks of IBM Corporation and used under license therefrom. All other trademarks are the property of their respective owners.